SOFTWARE LICENSE AGREEMENT

     THIS SOFTWARE LICENSE AGREEMENT (this "Agreement") is effective as of the October 15, 1998, by and between Nordic Investment Corporation (hereinafter "Licensor") a Marshall Islands Corporation or Assignee, and Cyberoad.com a St. Kitts, West Indies Corporation with a principal place of business at Oficentro
Sabana  Sur,  Building  7,  5th  Floor,  San  Jose,  Costa  Rica.

WITNESSETH

WHEREAS, Licensee has approached Licensor to provide Internet Casino software for the purposes of online wagering entertainment.

WHEREAS, Licensee desires to integrate an electronic payment method to the Licensor's software.

WHEREAS, each party hereto represents that it is ready, willing, and able to undertake the responsibilities and obligations set forth in this Agreement, and that it possesses the rights, resources, and capabilities to perform its responsibilities under this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the obligations herein made and undertaken, the parties hereto do hereby covenant and agree as follows:

Section  1
DEFINITIONS

     For the purposes of this Agreement, the definitions set forth in this Section shall apply to the respective capitalized terms:

     1.1     "Agreement  Territory"  Costa  Rica  and  the  rest  of  the world.

     1.2 "Software." Computer programming Software, including CasinoComplete(TM) and associated procedural Software.

     1.3 "Derivative Work" A work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which a preexisting work may be recast, transformed, or adapted, and that, if prepared without the authorization of the Licensor of the preexisting work, would constitute a copyright infringement.

     1.4 "Documentation." The printed material relating to the Software, including the description of the principles of operation of the Software.

     1.5 "Enhancement." A change or addition to the Software or Documentation, other than an Error Correction, that improves its function, adds new function, or substantially enhances its performance.

     1.6 "Error." A defect in the Software or a mistake in the Documentation that prevents the Software from functioning in material conformity with the Specifications.

     1.7 "Error Correction." A change to the Software or the Documentation that is in a form that allows its application to the Software or inclusion in the Documentation to reestablish material conformity with the specifications. All Error Correction shall be considered part of Software and Documentation for all purposes under this Agreement.

     1.8     "Net  Wm."  All  casino  earnings  less  all  winnings  paid.

     1.9 "Product." Computer programs that contain, or are Derivative Works of, the Software or any Subset thereof.

     1.10 "Front End" All custom art, graphics and animations as it relates to the games, websites and related web pages.

Section  2

LICENSOR'S  OBLIGATIONS

     2.1 Initial Deliveries. Licensor shall deliver to Licensee, two (2) copies of the Software. The first copy will be due upon ratification of this agreement. The second copy will be available at the Licensees' request.

     2.2 Support Services. Licensor shall provide support services in accordance with Section 9 hereof relating to the Software for training, ongoing support and demonstration purposes relating to the software.

     2.3 Enhancements. Licensor may offer Enhancements as proposed additions to the Software and Documentation in accordance with Section 6 hereof.

     2.4 Electronic Payment System Integration Licensor will assist Licensee in the integration of an electronic payment system.

Section  3

LICENSEE  OBLIGATIONS

     3.1 Evaluation and Testing. Licensee shall evaluate and test the Software to determine its suitability for use for live wagering online casino entertainment.

     3.2 Marketing. If such assessment is positive, Licensee shall use all reasonable efforts to market the Products in accordance with this Agreement.

     3.3 Equipment and Network Facilities: Licensee shall be responsible for providing all equipment including servers, and network facilities.

     3.4 Electronic Payment Integration: Licensee shall be responsible for the total integration of the electronic payment system.

     3.5 Customer Service. Licensee shall be responsible for all customer service and support related to the software.

     3.6 Website Development and Game Graphics. Licensee shall be responsible for all website and graphic development related to the front end.

     3.7 Royalties. Licensee shall pay royalties to Licensor in accordance with Section 5.

Section  4

GRANT  OF  LICENSE

     Licensor hereby grants to Licensee, a perpetual non-exclusive right and license to use the software online. Upgrades and support to be available to Licensee subject to this agreement being in good standing.

Section  5

ROYALTIES  AND  PAYMENT

     5.1 Royalties. Licensee shall pay to Licensor, the amounts as earned royalties beginning on the first day of live wagering:

 25% of the Net Win less standard eBanx financial charges, bonuses given to induce persons to open accounts and any chargebacks or bad cheques per software copy until total amount earned by Licensor per software copy equals $300,000.00
(US) as software license fee, 5% of the Net 'Win as described above for upgrades and technical support thereafter.

Per  Software  Copy     PER-COPY  ROYALTY  AMOUNT

CasinoComp1ete(TM)     25%  of  Net  Win  to  $300,000.00(US)
     5%  of  Net  Win  thereafter

All  royalty  payments  shall  be  made  on  a  30 day, pro-rated monthly basis.

Section  6

AVAILABILITY  OF  ENHANCEMENTS

     Licensor will from time to time offer Enhancements, to the extent developed or acquired by Licensor, to Licensee for inclusion in the Software. If the parties agree on inclusion of any Enhancements, appropriate changes in the Specifications and royalty provisions shall be set forth in a written amendment to this Agreement, and thereupon the Enhancements shall become part of the Software for purposes of this Agreement.

Section  7

LIMITED  WARRANTY  AND  LIMITATION  OF  LIABILITY

     7.1 Licensorship and Authority Licensor wan-ants that it is authorized and retains all rights necessary related to the software, granted by this Agreement.

     7.2 Conforrnity to Specifications Licensor warrants that the Software will, at the time of delivery, conform in all material respects to the Specifications.

Section  8

OBLIGATION  FOR  EXPENSES

     Licensor shall have no obligation or requirement whatsoever to reimburse Licensee for any expenses or costs incurred by Licensee in the performance of, or otherwise by reason of, this Agreement. Licensee's incursion of costs or expenses under this Agreement is at its sole risk and upon its independent business judgment that such costs and expenses are appropriate.

Section  9

SUPPORT  SERVICES

     9.1 Technical Support and Training; Error Correction. Licensor shall provide, during the term of this Agreement, the following support services to
Licensee:

          1. 1. Initial technical support and training in the use of the Software, including system set-up including any Enhancements, at the Licensor's convenience; and

               2. Efforts to prepare Error Correction of the Software upon reasonable notice of the nature of any identified Errors.

     9.2 Personal Services. It is understood and agreed that the personal services of Licensor and of Licensor's technical experts are required for support services by reason of authorship and unique familiarity with the Software and Documentation and by reason of their unique understanding of the underlying programming theories and specialized methods and practices used.

Section  10

TERM  OF  AGREEMENT

     The term of this Agreement shall commence on the date hereof and continue, unless sooner terminated under Section 12.

Section  11

ASSIGNMENT

     Licensor shall have the right, subject to Licensee's reasonable consent, to assign this Agreement to a subsidiary; affiliate, or a purchaser of all or substantially all the stock or assets of Licensor, after which any such assignee or purchaser shall become a party to this Agreement. Licensee shall have the right to assign this Agreement at anytime without the prior consent of Licensor

Section  12

TERMINATION;  EFFECT  OF  TERMINATION

     12.2 Breach. Should either party commit a material breach in its obligations hereunder, or should any of the representations of either party prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement by thirty (30) days written notice to the other party~ Such notice shall identify and describe the default upon which termination is based. The defaulting party shall have thirty (30) days to cure such default, which, if effected, shall prevent termination by virtue of such default.

     12.3 Consequences. Upon the termination of this Agreement, Licensee shall continue the use of the software, as needed, under the royalty and payment guidelines stated in Section 5.

     12.6 Continuation of Payment. Licensor shall continue to be entitled to fees and charges set forth in Section 5 that have accrued or shall accrue.

Section  13

INDEMNIFICATION

     13.1 Licensor Indemnification. Licensor agrees to, and does hereby, indemnify and hold harmless Licensee from any and all claims, demands, or actions alleging that the Software, including any Enhancements, in the form delivered by Licensor, infringes or abridges any third-party rights in copyright, trade secret, or other intellectual property rights.

     13.2 Licensee Indemnification. Licensee agrees to indemnify and hold harmless Licensor from any and all claims, demands, or actions, whether initiated by individual or governmental entities, from or relating to the gambling aspects of Products.

     13.3 Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

     13.4 Scope of Agreement; Amendment. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of agreement and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and other communications between the parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

Section  14

NON-Disclosure  AND  NONCIRCUMVENTION

     14.1 Both parties agree not to disclose any confidential intonation not in the public domain, gained from the other to any third parties.

     14.2 Both parties agree not to do any direct independent business with any third parties introduced to the other without the express written agreement of the other party. Penalties for breach of this clause will be the higher of US $100,000 or 5% of the total net dollar value of any business done between these parties. The following are protected third parties under Licensee and Licensor

Licensor's  third  parties:

Eloy  Alfaro  (Attomej)  -  Costa  Rica
Dub  Media,  Inc.  -  Santa  Clan,  CA
Garr  Inc.  -  Seattle,  WA
Object  Methods  -  Los  Angeles,  CA
MNM  Soft  -  Los  Angeles,  CA
Martin  Info  Systems,  Los  Angeles,  CA
Starbelly  Productions  Inc.  -  Cleveland,  OH
Corwin  Kipp  (worldwideholdings)-  Seattle,  WA
Monte  Carlo  Management,  Antigua
Wayae  Bryan  -  VA
Brad  Astleford  -  IL
Web  One  Communications  -  FL

Licensee's  third  parties:

Harbour  Centre  Complex  -  Vancouver
MetroNet  Communications  Group  -  Canada
Starcom  International  Optics  Corporation  -  US  and  Canada
Carlos  Chamberlain  -  Costa  Rica
HQ  Vancouver

Any additions to this list must be submitted to the other party and agreed upon prior to any introductions to be considered protected contacts under this provision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

Nordic  Investment  Corp     Cyberoad.com  Gaming  Corporation


By./s/  Ehren  Richardson          By:/s/  Calvin  Ayre
   ----------------------             -----------------
     Ehren  Richardson               Calvin  Ayre
     President                       Chief  Executive  Officer

Date:  10-14,  1998                  Date:  October  15,1998
      --------------                        ----------------

Amendment  1.0  to  Software  License  Agreement


DEFINITIONS

     1.11 "Titanic Casino". All art, graphics and animation as it relates to the games, website and related web pages of the Titanic Casino, a custom Front End developed for Gambling Software purposes.

Per Section 14 of the Software License Agreement, Licensee accepts the Titanic Casino as confidential information to be used for testing and evaluation purposes only. Licensee will under no circumstances make available to the public, the games, website or any related graphics of the Titanic Casino.



/s/  Calvin  Ayre
-----------------
Calvin  Ayre
CEO
Cyberoad  Gaming  Corporation



  November  4,  1998
--------------------
Date